6/9/2019 Blockstack | Fundamental Digital Rights

Blockstack CEO, Muneeb Ali at the Japan Society

How Blockstack Enables Apps That 'Cant Be Evil'

Rule 255 Disclaimer

Blockstack

How Blockstack Enables Apps That 'Cant Be Evil'

Rule 255 Disclaimer

We believe in a future where the rights you enjoy in the physical world extend to the digital world.

Blockstack

After 4 years of R&D, we released our decentralized computing stack that allows developers to build a new generation of apps

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that can't be evil.

With over 100 apps now in the ecosystem, a vision of the internet where users own their identity and data is already being realized.

Scalable Blockstack applications are proving that decentralized architecture can be used to solve real problems.

Welcome to Blockstack. Join the movement to reclaim fundamental digital rights by taking back your own & then becoming a stakeholder in this growing ecosystem.

We believe in a future where the rights you enjoy in the physical world extend to the digital world.

After 4 years of R&D, we released our decentralized computing stack that allows developers to build a new generation of apps that ***can't be evil***.

With over 100 apps now in the ecosystem, a vision of the internet where users own their identity and data is already being realized.

Scalable Blockstack applications are proving that decentralized architecture can be used to solve real problems.

Welcome to Blockstack. Join the movement to reclaim fundamental digital rights by taking back your own & then becoming a stakeholder in this growing ecosystem.

Create a Blockstack ID → Become a Stakeholder →

Secure your identity and data with Blockstack ID

We provide an online identity with blockchain-based security and encryption — protecting your data from big internet companies.

Create an ID

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Build blockchain-powered apps in under an hour

Everything you need, from auth to data storage, ready and in production. 100% Javascript — zero backend development.

Learn more

Secure your identity and data with Blockstack ID

We provide an online identity with blockchain-based security and encryption — protecting your data from big internet companies.

Create an ID

Build blockchain-powered apps ir under an hour

Everything you need, from auth to data storag ready and in production. 100% Javascript — ze backend development.

Learn more

Investors Academic Leaders Expert Staff

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Invest in the next era of cloud computing

JOIN THE WORLD'S TOP INVESTORS

Our planned token sale, which is pending SEC qualification, represents a unique opportunity to b stakeholder in a growing ecosystem leading an area massive new value creation. Leading VCs, crypto, an individual investors already support Blockstack -- can join them and reap the benefits of the content, and effort you put in as the Blockstack ecosystem g

USV Union Square Ventures | Y Combinator | WINKLEVOSS CAPITAL | DIGITAL CURRENCY GROUP | foundation capital | SVA



Decentralized era Blockstack
Open data (crypto)
Cloud era Google
Open software (linux & web)
Desktop era Microsoft
Open hardware (microprocessors)
Mainframe era IBM
Each phase, a monopoly is broken and disruptive technology expands the value created by the previous infrastructure.
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2020
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DEVELOPERS ARE USING BLOCKSTACK IN THE REAL WORLD

Blockstack apps solve real problems, create real value

Fighting corruption in Argentina

Providing A Free Speech Alternative to Patreon

Keeping journalists ar reporters safe

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6/9/2019 Blockstack | Fundamental Digital Rights

"Democracy.Earth is a really thorough approach for rethinking online voting and allocating political power without centralized institutions."

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Over the past few months, there has been an increase in public outcry over multiple separate instances where Patreon has removed creators from its platform. BitPatron, a Bitcoin-friendly version of the website, has recently come to the surface as a possible alternative.

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"Google has the technical abili to do whatever it wants with information you entrust to it. I tapped these sentences into Graphite Docs they received a higher level of protection."

Read more

Pre-register for the upcoming token sale

We anticipate the upcoming Stacks token offering will be the first to be SEC qualified, allowing almost everyone to invest legally.

Your E-mail Begin

Upon submission, you will be redirected to finish your pre-registration on sale.stackstoken.com.

You'll receive regular Blockstack and Stacks token updates. You can unsubscribe from communications at any time.

MORE READING

Compliance, technology, results

Preliminary Offering Circular

Learn more about our planned $50 million token sale using the SEC Reg A+ framework and view the preliminary offering circular.

Learn More →

Whitepaper

Understand how years of R&D have resulted in a full decentralized stack for developers building apps that protect fundamental digital rights.

Whitepaper →

Ecosystem

A rich open-source community now supports o 100 Blockstack apps whil App Mining fuels more everyday. Find apps and connect with the communi

Apps →

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Copyright © 2019 Blockstack PBC. All rights reserved.

Rule 255 Disclaimer:

This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has "qualified" the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available at www.sec.gov. You may obtain a copy of the preliminary offering circular that is part of that offering statement here.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

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